EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS, INC.
ANNOUNCES RECORD REVENUE AND EARNINGS FOR FISCAL 2004

CONTACT:	Lorin E. Krueger Chief Executive Officer (507) 625-7231 http://www.winland.com/	Brett Maas Hayden Communications (646) 536-7331

➢	REVENUES INCREASE 24% FOR THE YEAR ENDING DECEMBER 31, 2004

➢	2004 NET INCOME OF $1.1 MILLION OR $0.31 PER DILUTED SHARE

➢	SHAREHOLDERS EQUITY INCREASES 21.1% TO $6.9 MILLION

➢	12th CONSECUTIVE QUARTER OF PROFITABILITY

     MANKATO, Minn. /February 24, 2005 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, announced today financial results for the fourth quarter and fiscal year ended December 31, 2004.

     Revenues for the fourth quarter were $6.6 million, an increase of 28.6 percent compared to the $5.1 million reported for the fourth quarter of fiscal 2003. Gross profits for the quarter were $1.6 million, a 7.3 percent increase from the $1.5 million reported for the fourth quarter last year. Income from operations increased 31.2 percent to $726,798 from $553,922 due to increased sales and continued attention to managing operating expenses. Total operating expenses decreased 6.5 percent for the fourth quarter. Net income for the fourth quarter was $415,880, or $0.12 per basic and fully diluted share, from $297,473, or $0.09 per basic and $0.08 per fully diluted share in the fourth quarter of 2003, representing an increase in net income of 39.8 percent.

     For the full year 2004, revenues increased 24.0 percent to $24.2 million from $19.5 million in fiscal 2003. The increase in sales for the year is related to increased sales to both original equipment manufacture (OEM) customers as well as proprietary products. Gross profits for the year were $5.6 million, an increase of 9.7 percent from the $5.1 million for fiscal 2003. Gross profit decreased as a percentage of net sales from 26.0 percent in 2003 to 23.0 percent in 2004, primarily related to start up costs associated with the many new product introductions during 2004, offset in part by a reduction in inventory obsolescence and warranty reserves. Income from operations was $1.9 million, an increase of 4.8 percent from the $1.8 million reported last year. Net income was $1.1 million, or $0.32 per basic and $0.31 per fully diluted share, from net income of $1.0 million, or $0.32 per basic and $0.30 per fully diluted share last year.

     Lorin Krueger, Winland’s Chief Executive Officer, commented, “I’m pleased to report record levels of revenue for 2004 and our 12th consecutive profitable quarter, as we continued to execute our operating strategy. We reached a new revenue milestone, surpassing $24 million in revenues and exceeding last year’s record earnings. Our stated initiative of enhancing our technical prowess is already evident in the new talent we have been able to apply to projects for our customers as well as the capital investments we made in advanced manufacturing systems. We integrated over 75 new line items, a record for our company. Furthermore, we are making steady progress in our effort to diversify revenues and we are excited about the strong push into the medical market where we continue to cultivate new opportunities. In addition, we have strategically expanded our team of highly trained technical personnel to meet the growing demand while keeping a careful eye on operating margins. In all, this was a tremendously successful year for Winland, thereby positioning us for this challenging environment.”

     The balance sheet remained strong, highlighted by an increase in net worth of almost $1.2 million. Shareholders’ equity increased 21.1 percent to $6.9 million as of December 31, 2004, from $5.7 million on December 31, 2003. The Company reported $457,576 in cash and completed the quarter with a current ratio of 2.84 to 1.

     Mr. Krueger continued, “Our ongoing initiative to enhance our sales and marketing function is progressing. We have completed a strategic alliance with Freescale Semiconductor, Inc., a major component manufacturer, expanding our ability to access technology and providing a competitive advantage going forward. We also saw noticeable increases in the market reception to our proprietary electronic security products, facilitated by the increased investment in marketing dollars in this part of our business. We look forward to growing this segment of our business, a segment which contributes higher overall margins.”

     Management will conduct a conference call to discuss its financial results today at 4:15 p.m. ET. Interested parties may access the call by calling 1-888-394-8091 from within the United States, or 1-973-935-2404 if calling internationally, approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.winland.com/. A replay will be available through March 3, 2005, and can be accessed by dialing 1-877-519-4471 (U.S.), 1-973-341-3080 (Int’l), passcode 5729103. A replay of the teleconference will also be archived on the investor relations portion of the Company’s web site.

About Winland Electronics, Inc.

     Winland Electronics is an Electronic Manufacturing Services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Quarters and Years Ended December 31, 2004 and 2003

	(UNAUDITED)		(AUDITED)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$6,573,489	$5,112,084	$24,198,638	$19,514,538
Cost of Sales	4,951,210	3,600,478	18,640,586	14,450,207

Gross Profit	1,622,279	1,511,606	5,558,052	5,064,331

Operating expenses:
General and administrative	433,562	471,859	1,656,587	1,515,200
Research and development	173,534	187,821	741,020	718,650
Sales and marketing	288,385	298,004	1,234,672	992,361

	895,481	957,684	3,632,279	3,226,211

Operating income	726,798	553,922	1,925,773	1,838,120

Other income (expenses):
Interest expense	(34,751)	(28,252)	(145,346)	(136,944)
Other, net	1,833	8,803	18,797	19,087

	(32,918)	(19,449)	(126,549)	(117,857)

Income before income taxes	693,880	534,473	1,799,224	1,720,263
Income tax (expense) benefit	(278,000)	(237,000)	(709,000)	(672,000)

Net income	$415,880	$297,473	$1,090,224	$1,048,263

Earnings per share data:
Basic	$0.12	$0.09	$0.32	$0.32
Diluted	0.12	0.08	0.31	0.30
Weighted-average number of common shares outstanding:
Basic	3,404,517	3,336,397	3,371,925	3,302,476
Diluted	3,559,447	3,554,328	3,525,756	3,484,841

BALANCE SHEET HIGHLIGHTS

	December 31,	December 31,
	2004	2003
Cash	$457,576	$1,412,058
Total Current Assets	$7,123,426	$6,041,208
Net Property and Equipment	$4,242,956	$3,592,740
Total Assets	$11,366,467	$9,634,122
Total Current Liabilities	$2,506,024	$2,459,579
Total Long-Term Liabilities	$2,006,088	$1,513,789
Stockholder’s Equity	$6,854,355	$5,660,754
Total Liabilities and Equity	$11,366,467	$9,634,122